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June 10, 1997

Mr. Rick Pylant
Vice President
Network Services Division
Mellon Bank, N.A.
1070 One Mellon Bank Center
Pittsburgh, PA 15258-0001

Dear Rick:

     This letter will constitute an amendment to the Agreement ("Agreement") dated June 3, 1992 among NOVA Information Systems, Inc. ("NOVA"), Inter-Banc, Inc. and Mellon Bank, N.A. ("Mellon").

The Agreement is hereby amended as follows:

     1. Fees.  In order to induce NOVA to continue presenting transactions to
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Mellon under the Agreement, Mellon has agreed to lower its fees.  The fees under the Agreement are set forth on a Fee Letter dated June 3, 1992 ("Fee Letter"), which was amended by a Fee Letter amendment dated December 10, 1992 ("Fee Letter Amendment"). Therefore, the Fee Letter as amended by Schedule 1 of the Fee Letter Amendment ("Schedule 1") is hereby amended as set forth on Exhibit A, Fees. Exhibit A will replace and supersede the Fee Letter and Schedule 1. Exhibit A is effective as of March 1, 1997. With respect to all services to be provided by Mellon "at cost," Mellon will provide to NOVA adequate documentation regarding Mellon's actual costs.

     2.  Billing Disputes.  Section 6 of the Agreement is amended by adding the
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following new Subsection (d):

    (d) The parties will work diligently to resolve billing disputes within 30 days of the date of Mellon's invoice. Neither party may invoice or collect from the other party any charges attributable to transactions or events occurring more than 30 days prior to the date such party is first notified in writing of a misbilled item.

     3.  Rights of Termination. Section 14(a)(iv) shall be deleted in it
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entirety and shall be replaced with the addition of Sections 15(f) and 15(g)
to Section 15 Term; Termination.
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    Section 15(f). This Agreement may be terminated by Mellon upon 60 days prior written notice in the event NOVA experiences a "Change of Control". NOVA must provide Mellon with written notification of "Change of Control" within thirty (30) days of the occurrence of any of the following events.

    "Change of Control" shall mean (a) any Person or group of Persons within (as used in Sections 13 and 14 of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under the Exchange Act) of 20% or more of NOVA's outstanding voting stock, or (b) a change in the board of directors of NOVA shall have occurred which results in a majority of directors not being "Continuing Directors". For purposes of this provision, "Continuing Directors" are members of NOVA's board of directors who (a) were directors as of the date of this Amendment, (b) have been directors for at least two years or (c) were nominated or elected with the affirmative vote of a majority of the Continuing Directors on the board.
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June 10, 1997
Page 2





    Section 15(g). This Agreement may be terminated by NOVA upon 60 days prior written notice in the event of the current shareholders of Mellon (or its parent corporation) shall cease to hold at least 20% of all the issued and outstanding shares of capital stock of Mellon (or its parent corporation), or there shall occur any sale, acquisition, merger, exchange or similar transaction involving the assets of the Network Services Division of Mellon to where they are owned or controlled by a party other than Mellon.

     4. Agreement. All provisions of the Agreement not mentioned above will
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remain in full force and effect. The Agreement consists of: A) the Consent
Letter and the Fee Letter, both dated June 3, 1992, and B) all amendments to the Agreement (except Amendment No. 2 dated April 28, 1994 which has been superseded by a separate agreement between the parties), including the following:

      i)   Amendment No. 1 dated December 9, 1992.
     ii)   Amendment to the Fee Letter dated December 10, 1992.
    iii)   Letter Agreement dated November 2, 1994.

     5. Notice of Termination. NOVA also hereby nullifies the notice of
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termination of the Agreement to you from Edward Grzedzinski dated January 24,
1997. Further, the parties agree that, notwithstanding anything contained in the Agreement to the contrary, the current term of the Agreement shall expire on June 30, 1998. Provided, however, the Agreement shall automatically renew for additional successive one-year terms unless either party provides notice of intent not to renew at least 120 days prior to the expiration of the then current term. If Mellon and NOVA agree to enter into an agreement regarding terminal driving services, the term of the Agreement may be negotiated by the parties.

If this letter accurately reflects our agreement regarding the amendment to the Agreement, please sign the enclosed copy in the space provided and return it to us by June 16, 1997.

     We look forward to working with you and to continuing a mutually beneficial relationship in the future.

                                     Very truly yours,

                                     /s/ Pamela A. Joseph

                                     Pamela A. Joseph
                                     Senior Vice President and
                                     Chief Information Officer



Accepted and agreed to this 11th day of June, 1997.
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Mellon Bank, N.A.

By:        /s/   Richard B. Pylant
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Name:   Richard B. Pylant
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Title:  National Sales Director--FVP
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